Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-233068 on Form S-3 and Nos. 333-218087, 333-142448, 333-48422, and 333-81319 on Form S-8 of our report dated April 27, 2020 relating to the Statement of Revenues and Certain Operating Expenses of the Dallas Galleria Office Towers for the year ended December 31, 2019, and the related notes, appearing in the Current Report on Form 8-K/A of Piedmont Office Realty Trust, Inc. filed on April 27, 2020.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
April 27, 2020